EXHIBIT 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     The consolidated financial statements for the fiscal year ended December 31, 2000, of Rural Cellular Corporation and Subsidiaries included in this Registration Statement on Form S-4 were audited by Arthur Andersen LLP. After reasonable efforts, we have not been able to obtain the written consent of Arthur Andersen LLP for this registration statement as required by Section 7 of the Securities Act because Arthur Andersen LLP is no longer in the practice of public accountancy. Under these circumstances, Rule 437a under the Securities Act permits us to dispense with the requirement under Section 7 of the Securities Act to file such consent with this registration statement. The absence of such consent may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to recover against Arthur Andersen LLP under Section 11(a)(4) of the Securities Act for any untrue statement of material fact contained in our consolidated financial statements for the year ended December 31, 2000 or any omissions to state a material fact required to be stated therein.